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   FOR IMMEDIATE RELEASE        CONTACT: Doug Hauff, Gargoyles
   March 10, 1997                        206-872-6100, x3400

                                         Rich Scaglione, Buntin Public Relations
                                         615-244-5720


GARGOYLES TO ACQUIRE SUNGOLD I-WEAR, CONTINUES STRONG GROWTH TREND

   KENT, Wash. -- Gargoyles Performance Eyewear (NASDAQ: GOYL), continuing its dramatic growth, has reached a preliminary agreement to acquire Sungold I-Wear, a Farmingdale, N.Y.-based manufacturer of premium sunglasses. The sale is expected to close in April.

   Sungold manufactures two principal lines -- Stussy EyeGear, a successful young men's fashion brand; and Anarchy Eyewear, a cutting-edge brand popular with snowboarders, skateboarders and other alternative sports enthusiasts age 15-25.

   The acquisition will allow Gargoyles, known for innovative styling, leading-edge optics and a sports-oriented lifestyle image, to expand its presence in the premium sunglass market by reaching new consumers, said Doug Hauff, president and CEO of Gargoyles.

   "This acquisition gives us entree into two new areas that will incrementally grow our business," he said. "One of our key strategies is to acquire brands that can expand our distribution channels. The consumers served by the Stussy and Anarchy brands have been two important targets for us."

   The premium sunglass industry, with a domestic market of $1.7 billion in retail revenues and an estimated annual growth rate of 7-10% -- is ripe for consolidation, said Hauff.

   "The demand from industry channels has grown to the point where many smaller companies no longer have the manufacturing and distribution capabilities to remain competitive," said Hauff. "The industry is looking for strong suppliers and partners with new products and inventory necessary to keep up with the growth in demand. The synergy of this acquisition makes sense for both companies."

   Gargoyles will continue to look for additional acquisitions that are consistent with its strategies, said Hauff. "We believe Gargoyles can be a good home for exciting brands with excellent growth opportunities," he explained.

                                     (more)
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Gargoyles to Acquire Sungold I-Wear. . .
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   Sungold, which will become a Gargoyles subsidiary, will benefit from
Gargoyles' existing infrastructure, particularly the company's growing distribution channels, technological expertise and financial strength, said Shelly Goldman, president of Sungold, which had been a family-run business since it was founded in 1955.

   "By joining forces with Gargoyles, Sungold now has the financial support to grow our brands," said Goldman. "We reached a point where we had to merge with a larger company to take our business to the next level. Gargoyles' success to date, their exciting plans for the future and their experienced management team made them the right choice for us."

   Stussy EyeGear is the only licensed brand of Stussy, Inc., a leading designer and manufacturer of "streetwear" apparel and accessories featuring styles that reflect everything from easy California living to the grit of inner city culture. Stussy EyeGear offers a vast array of styles at price points ranging from $60 to $120. Stussy also offers an up-and-coming women's eyewear collection.

   Anarchy Eyewear features a combination of cutting-edge styling and affordable pricing. The brand's variety of fun, colorful and aggressive styles -- which reflect Anarchy's "Altercation with the Norm" tag line --retail from $40 to $70. A similarly styled women's line -- Angel Eyewear --is also offered by Sungold.

   Sungold also produces private label sunglass brands for a number of major retailers.

   According to Hauff, the acquisition of Sungold will elevate Gargoyles to the number-three position in domestic premium eyewear sales, behind Bausch & Lomb and Oakley. "Since 1992, we have achieved a compounded annual sales growth rate of 51%, and this acquisition will allow us to build on that track record by adding to our growing portfolio of quality brands," he said.

   Net sales have grown from $6 million in 1992 to more than $33 million in 1996.

   Gargoyles Performance Eyewear, founded in 1983 and based in Kent, Wash., offers a variety of products in the sports, fashion and traditional segments within the premium sunglass market under the Gargoyles, Hobie and Timberland brands.

   Gargoyles is known for its patented dual lens toric curve design, which allows sunglasses to match the contours of the face without sacrificing overall optical clarity or introducing distortion, helping the eye to focus more easily.

   Gargoyles' sports-oriented lifestyle image is supported by its celebrity endorsement marketing initiatives. The company has established a roster of marquee athletes to promote the brand and specific models, including Ken Griffey, Jr. (baseball), Scottie Pippen (basketball), Dale Earnhardt (NASCAR racing), Alexi Lalas (soccer) and Tommy Moe (skiing). Gargoyles also recently announced that it will collaborate with golfing legend Jack Nicklaus on the design of sunglasses specifically for use on the golf course.

   Additionally, Gargoyles clear protective eyewear is worn exclusively on the hit television series "ER."

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